EXHIBIT 99.1

ONE LIBERTY PROPERTIES INCREASES CREDIT LINE AND EXTENDS TERM

Great Neck, New York – January 10, 2011 - One Liberty Properties, Inc. (NYSE:OLP) announced today that on January 6, 2011 it entered into an amendment of its revolving credit facility that increases the Company’s borrowing capacity by $15 million to $55 million and extends the maturity by one year to March 31, 2013.

There is currently $36.2 million outstanding under this facility.

“We are pleased that our bank group’s continued confidence in One Liberty resulted in an increase and extension in our credit facility,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, noting that “this facilitates our pursuit of additional acquisitions from our pipeline.”The bank group includes VNB New York Corp., Bank Leumi USA, Manufacturers and TradersTrust Company and Israel Discount Bank of New York.

About One Liberty Properties:
One Liberty is a self-administered and self-managed real estate investment trust organized in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Forward-Looking Statement:
Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2009,  as amended, and in particular in the section entitled Item 1.A. Risk Factors. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:
Investor Relations
PHONE (516) 466-3100
60Cutter Mill Road, Suite 303
Great Neck, New York
www.onelibertyproperties.com